Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Cenntro Electric Group Limited on the Amendment No.1 to Form F-3 (File No. 333-266725)  of our report dated April 25, 2022, with respect to our audits of the consolidated and combined financial statements of Cenntro Electric Group Limited as of December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021 appearing in the Annual Report on Form 20-F of Cenntro Electric Group Limited for the year ended December 31, 2021. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

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September 19, 2022

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